                                                                 EXHIBIT 12.2

                               CBRE HOLDING, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                    Period                     Pro Forma
                                                     from                      Combined
                                                  February 20,   Pro Forma      for the
                                                     2001         Combined     Six Months
                                                  (inception)    Year Ended      Ended
                                                  to June 30,   December 31,    June 30,
                                                      2001          2000         2001
                                                  -----------   ------------   ---------
Income (loss) before provision (benefit) for
  income tax.....................................  $ (1,195)      $ 33,140     $(26,285)
  Less:
    Equity earnings of unconsolidated
      subsidiaries...............................       --           7,112        2,785
  Add:
    Distributed earnings of unconsolidated
      subsidiaries...............................       --           8,389        2,802
    Fixed charges................................     1,775         89,142       43,411
                                                   --------       --------     --------
Total earnings before fixed charges..............  $    580       $123,559     $ 17,143
                                                   ========       ========     ========
Fixed Charges:
  Portion of rent expense representative of the
    interest factor (1)..........................  $    --        $ 18,748     $ 10,369
  Interest expense...............................     1,775         70,394       33,042
                                                   --------       --------     --------
Total fixed charges..............................  $  1,775       $ 89,142     $ 43,411
                                                   ========       ========     ========
Ratio of earnings to fixed charges...............      0.33(2)        1.39         0.39(2)
                                                   ========       ========     ========

--------
(1) Represents one-third of operating lease costs which approximates the portion that relates to the interest portion.

(2) Includes a deficiency of $1.2 million for the period from February 20, 2001 (inception) to June 30, 2001 and a deficiency of $26.3 million for the pro forma six months ended June 30, 2001.